SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

                    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provision of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

          Name:          BLACKROCK MQE INVESTORS
                         (a Delaware Business Trust)

          Address of Principal Business Office (No. & Street, City, State, Zip Code):

                               345 Park Avenue
                          New York, New York  10154

          Telephone Number (including area code):

                                (212) 754-5560

          Name and address of agent for services of process:

                             Ralph L. Schlosstein
                               345 Park Avenue
                          New York, New York  10154

          Check Appropriate Box:

               Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company
               Act of 1940 concurrently with the filing of Form N-
               8A:

                             Yes ______    No  X

          Item 1.  Name.

                           BlackRock MQE Investors

          Items 2 and 3.  State, Date and Form of Organization.

          The Registrant is a Delaware Business Trust organized on October 24, 1996.

          Items 4 and 5.  Classification of Registrant.

          The Registrant is closed-end, non-diversified management investment company.

          Item 6.  Name and Address of Investment Adviser.

                      BlackRock Financial Management Inc
                                345 Park Avenue
                           New York, New York 10154

          Item 7.  Name and Address of Each Officer and Trustee of
          Registrant.

          Laurence D. Fink              Chairman of the Board of Trustees
                                        345 Park Avenue
                                        New York, New York 10154

          Donald G. Drapkin             Trustee
                                        35 East 62nd Street
                                        New York, New York  10021

          Kindrick R. Wilson, III       Trustee
                                        One Rockefeller Plaza, 33rd Floor
                                        New York, New York  10020

          Ralph L. Schlosstein          President
                                        345 Park Avenue
                                        New York, New York 10154

          Wesley R. Edens               Chief Operating Officer
                                        345 Park Avenue
                                        New York, New York 10154

          Susan L. Wagner               Secretary
                                        345 Park Avenue
                                        New York, New York 10154

          Henry Gabbay                  Treasurer
                                        345 Park Avenue
                                        New York, New York 10154

          Robert I. Kauffman            Managing Director
                                        345 Park Avenue
                                        New York, New York 10154

          James Kong                    Assistant Treasurer
                                        345 Park Avenue
                                        New York, New York 10154

          Randal A. Nardone             Managing Director and
                                        Asst. Sec.
                                        345 Park Avenue
                                        New York, New York 10154

          Erik P. Nygaard               Managing Director
                                        345 Park Avenue
                                        New York, New York 10154

          Item 8.  (a)  Not applicable.
                   (b)  Not applicable.
                   (c)  Not applicable.

          Item 9.  (a)  No.
                   (b)  Not applicable.
                   (c)  No.
                   (d)  Yes
                   (e) As of November 1, 1996, the Registrant had 101 beneficial owners, as determined for purposes of
                        Section 3(c)(1) of the Investment Company Act of 1940, of its outstanding securities of which Leeway & Co., B.M. Housing, L.L.C. and Keyport Life Insurance Company each owned 10% or more of the Registrant's outstanding voting securities.

          Item 10.  Total Assets.

          The Registrant has $46,630,000 in total assets.

          Item 11.  Small Business Investment Company.

          No.

          Item 12  Periodic Report.

          Not Applicable.


                                 SIGNATURES

          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 1st of November, 1996.

          Signature:                     BLACKROCK MQE INVESTORS
                                         (Name of Registrant)

                                         By: /s/ Robert I. Kauffman
          (SEAL)                             Robert I. Kauffman


          Attest: /s/ James Kong
                 Name:  James Kong
                 Title: Asst. Treasurer